Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-1 of our report dated March 30, 2018 relating to the financial statements of Novus Therapeutics Inc. (the “Company”) for the year ended December 31, 2016, which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified Public Accountants

Member of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

September 4, 2018